Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on March 7, 2017

Registration Statement No. 333-207859-06

* New ABS: Full Pricing* $1.25+BLN GM Financial Auto Leasing (GMALT) 2017-1

Joint-Leads: Deutsche Bank (str), Mizuho, SMBC Nikko, Wells Fargo

Co-Mgrs: BoAML, CreditAg, Lloyds, RBC, SocGen

CL	QTY/$MM	WAL	MDY/S&P	LEGAL	BENCH	SPRD	YLD	CPN	$PX
A-1	$182.000	0.31	P-1/A-1+	03/18	YIELD	1.00%	1.000	1.00	100.00000
A-2A	$270.000	1.27	Aaa/AAA	09/19	EDSF	+22	1.685	1.67	99.98852
A-2B	$180.000	1.27	Aaa/AAA	09/19	1ML	+22	—	1ML+22	100.00000
A-3	$387.840	2.19	Aaa/AAA	05/20	ISWAPS	+38	2.071	2.06	99.99543
A-4	$80.000	2.58	Aaa/AAA	08/20	ISWAPS	+50	2.275	2.26	99.98920
B	$59.360	2.67	Aa2/AA	08/20	ISWAPS	+70	2.495	2.48	99.99446
C	$55.260	2.74	A2/A	08/20	ISWAPS	+95	2.760	2.74	99.98872
D	$37.530	2.76	Baa2/BBB	07/21			<RETAINED>

NOTE: Deal will not grow

• PxSpeed :	100 PPC yield to maturity
• Expected Settle :	03/15/2017	• Format :	SEC-publicly registered
• First Pay Date :	04/20/2017	• ERISA :	Yes
• Expected Ratings :	Moodys and S&P	• Min Denoms :	$1k by $1k
• Timing :	Priced 3/7/2017	• BBG Ticker :	GMALT 2017-1
• US-Risk Retention :	YES	• B&D :	Deutsche Bank

Tranche    CUSIP     | ISIN

Class A1: 36253WAA5 | US36253WAA53

Class A2A: 36253WAB3 | US36253WAB37

Class A2B: 36253WAC1 | US36253WAC10

Class A3: 36253WAD9 | US36253WAD92

Class A4: 36253WAE7 | US36253WAE75

Class B : 36253WAF4 | US36253WAF41

Class C : 36253WAG2 | US36253WAG24

Class D : 36253WAH0 | US36253WAH07

*** This is a public/SEC-registered transaction ***

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.